Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements of AmerInst Insurance Group, Ltd. dated March 29, 2018, appearing in the Annual Report on Form 10-K of AmerInst Insurance Group, Ltd. for the year ended December 31, 2017.

[s] DELOITTE LTD.

Hamilton, Bermuda

May 17, 2018